UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2014

OFS Capital Corporation

(Exact name of Registrant as specified in its charter)

Delaware	814-00813	46-1339639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 S. Wacker Drive, Suite 2500 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 734-2060

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2014, OFS Capital Corporation (the “Company”) accepted the resignation of Glenn Pittson from his positions as Chief Executive Officer of the Company and Chairman of the Company’s board of directors. Mr. Pittson’s resignation is not the result of any disagreement with the Company. Mr. Pittson will continue to serve as a member of the Company’s board of directors.

On July 8, 2014, the Company accepted the resignation of Robert Palmer from his positions as Chief Financial Officer and Treasurer of the Company. Mr. Palmer’s resignation is not the result of any disagreement with the Company.

Item 5.02.(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2014, the Company appointed Bilal Rishad to the positions of Chief Executive Officer of the Company and Chairman of the Company’s board of directors. Mr. Rashid currently serves as a Senior Managing Director of Orchard First Source Capital, Inc. (“OFSC”) and OFS Capital Management, LLC (“OFS Advisor”) and a member of the investment, credit and executive committees of OFS Advisor and its parent, Orchard First Source Asset Management, LLC (“OFSAM”). In addition to his investment responsibilities, he is responsible for the capital markets-related activities of OFS Advisor and OFSAM. Prior to joining OFSC in 2008, Mr. Rashid was a managing director in the Global Markets and Investment Banking Division at Merrill Lynch. Mr. Rashid has more than 18 years of experience in investment banking, debt capital markets and investing as it relates to structured credit and corporate credit. Over the years, he has advised and arranged financing for investment management companies and commercial finance companies including business development companies. Before joining Merrill Lynch in 2005, he was a vice president at Natixis Capital Markets, which he joined as part of a large team move from Canadian Imperial Bank of Commerce (“CIBC”) World Markets. Prior to CIBC, he worked as an investment analyst in the project finance area at the International Finance Corporation, which is part of the World Bank. Prior to that, Mr. Rashid was a financial analyst at Lehman Brothers. Mr. Rashid has a B.S. in Electrical Engineering from Carnegie Mellon University and an MBA from Columbia University. Mr. Rashid brings to our board of directors invaluable experience in debt capital markets.

There is no arrangement or understanding between Mr. Rashid and any other person pursuant to which he was appointed as Chief Executive Officer or Chairman of the board of directors, nor is there any family relationship between Mr. Rashid and any of our directors or other executive officers. There are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we are a participant, the amount involved exceeds $120,000, and in which Mr. Rashid had, or will have, a direct or indirect material interest.

On July 8, 2014, the Company appointed Jeffrey A. Cerny to the positions of Chief Financial Officer and Treasurer of the Company. Mr. Cerny also serves as the Corporate Secretary of the Company. Mr. Cerny serves as a Senior Managing Director of OFSC and OFS Advisor, as a Vice President of OFSAM, and as a member of OFSAM’s investment and executive committees. Mr. Cerny oversees underwriting, credit monitoring, CLO portfolio compliance and loan administration for senior loans. Prior to joining OFSC in 1999, Mr. Cerny held various positions at Sanwa Business Credit Corporation, American National Bank and Trust Company of Chicago and Charter Bank Group, a multi-bank holding company. Mr. Cerny holds a B.S. in Finance from Northern Illinois University, a Masters of Management in Finance and Economics from Northwestern University’s J.L. Kellogg School of Management, and a J.D. from DePaul University’s School of Law.

There is no arrangement or understanding between Mr. Cerny and any other person pursuant to which he was appointed as Chief Financial Officer and Treasurer, nor is there any family relationship between Mr. Cerny and any of our directors or other executive officers. There are no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we are a participant, the amount involved exceeds $120,000, and in which Mr. Cerny had, or will have, a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated July 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFS Capital Corporation
Date: July 10, 2014	By:	/s/ Bilal Rashid
Chief Executive Officer